Exhibit 2.1

Execution Version
AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) dated November 2, 2020, by and among WATFORD HOLDINGS LTD., a Bermuda exempted company limited by shares (the “Company”), ARCH CAPITAL GROUP LTD., a Bermuda exempted company limited by shares (“Parent”), and GREYSBRIDGE LTD., a Bermuda exempted Company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”), amends that certain Agreement and Plan of Merger, dated as of October 9, 2020, by and between the parties to this Amendment (the “Merger Agreement”). Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Merger Agreement, and all references to Sections herein are references to Sections of the Merger Agreement, unless otherwise noted.
WHEREAS, in accordance with Section 8.04 of the Merger Agreement, the parties desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.Amendments.
(a)Clause (c) of Section 2.01 shall be amended by replacing “$31.10” with “$35.00” in the first sentence thereof.
(b)The second sentence of Section 4.09 is hereby deleted in its entirety and restated as follows:
“Other than the Voting and Support Agreement and the Enstar Voting and Support Agreement, there are no voting trusts or other agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the voting of any share capital or other equity interests of the Company or any of the Company Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the share capital or other equity interest of the Company or any of the Company Subsidiaries.”
(c)Clause (b) of Section 6.13 is hereby amended by replacing all references to “$220 million” with “$190 million”.
(d)Clause (d) of Section 7.03 is hereby amended by replacing the reference to “$238 million” with “$208 million”.

(e) Clause (a) of Section 8.03 is hereby amended by replacing the reference to “$18,660,000” with “$28,100,000”.
(f)Section 9.03 is hereby amended to add the following definition in alphabetical order:
““Enstar Voting and Support Agreement” means that certain Voting and Support Agreement, by and between Enstar Group Limited (“Enstar”), Cavello Bay Reinsurance Limited (“Cavello”, and together with Enstar, the “Enstar Parties”), the Company and Parent, pursuant to which the Enstar Parties have agreed, among other things, to vote all of their Common Shares in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in such Voting and Support Agreement.”
(g)All references to the Company Disclosure Letter shall be references to the Amended and Restated Company Disclosure Letter delivered concurrently with the execution of this Amendment.
2.Severability.    If any term or provision of this Amendment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amendment or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

3.Effect of this Amendment. To the extent anything in this Amendment conflicts with the Merger Agreement, this Amendment shall control. Otherwise, the Merger Agreement, as amended by this Amendment, remains in full force and effect.
4.GOVERNING LAW.     THIS AMENDMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.

5.Counterparts.     This Amendment may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Amendment, all as of the date first written above.

WATFORD HOLDINGS LTD.

By:	/s/ Jon Levy
	Name:	Jon Levy
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ARCH CAPITAL GROUP LTD.

By:	/s/ François Morin
	Name:	François Morin
	Title:	Executive Vice President, Chief Financial Officer

GREYSBRIDGE LTD.

By:	/s/ Pierre Jal
	Name:	Pierre Jal
	Title:	Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]